Exhibit 99.1

FOR IMMEDIATE RELEASE

Clean Diesel Technologies, Inc. Reports Fourth Quarter and Fiscal Year 2011

Financial Results

Ventura, CA – March 12, 2012 — Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“Clean Diesel”), a cleantech emissions reduction company, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2011. The highlights are as follows:

•	Record fourth quarter revenue of $21.3 million, up 80.5% year over year

•	Income from operations of $0.2 million in fourth quarter 2011 compared to loss from operations of $3.9 million in 2010

•	Record fiscal year 2011 revenue of $61.6 million, up 28.0% year over year

“Fourth quarter revenue exceeded our expectations, recording growth of over 80%,” said Craig Breese, Chief Executive Officer of Clean Diesel. “Sales in our Heavy Duty Diesel Systems division more than doubled compared to the prior year quarter. This was led by strong sales, both in the London Low Emission Zone (“LEZ”) and the North America retrofit market. Meanwhile, external sales for our Catalyst division grew more than 17% compared to the prior-year quarter.

“Our 27.6% gross margin was a significant improvement over the 23.2% recorded in the fourth quarter of 2010. For the year, gross margins increased by 350 basis points compared to 2010. This gross margin improvement was attributable in large part to a substantial increase in intercompany catalyst sales.

“We are very pleased with the strong finish of 2011. Sales in the London LEZ represented $8.0 million for the year and $6.0 million in the fourth quarter. Given the extension announced by the regulator in December, we expect an additional $3.0 million to $4.0 million of sales in the first quarter of 2012. In addition, with the California Truck and Bus Regulation going into effect this year, we believe the mandatory emissions compliance of over 150,000 Class 7 and 8 Heavy Duty trucks over the next 3 years provides us with a unique opportunity to grow the business in 2012 and beyond.”

Financial Results

Fourth Quarter 2011

The October 15, 2010 business combination with Catalytic Solutions, Inc. (or “CSI”), which Clean Diesel refers to as the “Merger” was accounted for as a reverse acquisition. Accordingly, Clean Diesel’s (the legal acquirer’s) consolidated financial statements are now those of CSI (the accounting acquirer), with the assets and liabilities and revenues and expenses of legacy Clean Diesel being included in CSI’s financial statements effective from October 15, 2010, the closing date of the Merger. As such, the amounts discussed below for periods prior to the Merger are those of CSI and its consolidated subsidiaries, with amounts of legacy Clean Diesel operations included from the date of the Merger.

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Total revenue for the fourth quarter of 2011 was $21.3 million, an increase of $9.5 million, or 80.5%, from $11.8 million for the prior year quarter. Total revenue from legacy Clean Diesel business as a result of the Merger, includes $0.4 million, unchanged from the prior year quarter, all of which is included in Clean Diesel’s Heavy Duty Diesel Systems division.

Revenue for Clean Diesel’s Heavy Duty Diesel Systems division for the quarter ended December 31, 2011 increased $8.9 million, or 105.9%, to $17.3 million from $8.4 million for the prior year quarter. Revenue, excluding intercompany sales, for Clean Diesel’s Catalyst division for the quarter ended December 31, 2011 increased $0.6 million, or 17.3%, to $4.0 million from $3.4 million for the prior year quarter. Intercompany sales to its Heavy Duty Diesel Systems division increased by $2.4 million for the quarter ended December 31, 2011 compared to the prior year quarter.

Total operating expenses for the fourth quarter of 2011 were $5.7 million, compared to $6.6 million in the prior year quarter.

Net income for the fourth quarter of 2011 was $0.5 million, or $0.06 per diluted share, compared to net loss of $5.6 million, or $1.71 per share, in the prior year quarter. Net income included non-cash expense of approximately $0.1 million related to stock based compensation expense and $0.5 million related to depreciation and amortization of intangible assets, including those acquired in the Merger, for a total of approximately $0.6 million compared to $0.1 million and $0.4 million, respectively, for a total of approximately $0.5 million in the net loss for the same period in 2010. Diluted common shares outstanding were 7,217,000 in the current quarter compared to 3,280,000 in the same quarter a year ago, with the increase in the number of shares due principally to the public offering completed on July 5, 2011.

At December 31, 2011 and December 31, 2010, Clean Diesel had cash and cash equivalents of $3.5 million and $5.0 million, respectively. As previously announced, Clean Diesel completed a public offering on July 5, 2011 in which Clean Diesel sold 3,053,750 shares of common stock resulting in net proceeds of $10.2 million after deducting underwriting commissions and expenses. On October 7, 2011, Clean Diesel entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”) which provides Clean Diesel with the option, at its sole discretion, to sell to LPC up to $10.0 million of its common stock. Currently, 1,823,577 shares have been registered with the Securities and Exchange Commission for this purpose. Net proceeds from the public offering and any net proceeds resulting from sales of stock under the purchase agreement are intended to be used for working capital and general corporate purposes.

Full Year 2011

Total revenue for the year ended December 31, 2011 was $61.6 million, an increase of $13.5 million, or 28.0%, from $48.1 million for the prior year. Total revenue includes $2.2 million from legacy Clean Diesel business as a result of the Merger, all of which is included in Clean Diesel’s Heavy Duty Diesel Systems division.

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Revenue for Clean Diesel’s Heavy Duty Diesel Systems division for the year ended December 31, 2011 increased $16.2 million, or 52.3%, to $47.4 million from $31.2 million for the prior year. Revenue, excluding intercompany sales, for Clean Diesel’s Catalyst division for the year ended December 31, 2011 was down $2.7 million, or 16.6%, to $14.2 million from $16.9 million for the prior year. Intercompany sales to its Heavy Duty Diesel Systems division increased $5.8 million for the year ended December 31, 2011 compared to the same period in 2010.

Total operating expenses for the year ended December 31, 2011 were $24.1 million, compared to $15.8 million for the prior year. Total operating expenses for the prior year included a $3.9 million gain, which arose from the sale of specific three-way catalyst technology and intellectual property to Clean Diesel’s partner in its Asian investment.

Net loss for the year ended December 31, 2011 was $7.3 million, or $1.31 per share, compared to a net loss of $8.3 million, or $6.71 per share, in the prior year. Net loss included non-cash expense of approximately $1.5 million related to stock based compensation expense and $1.7 million related to depreciation and amortization of intangible assets, including those acquired in the Merger, for a total of approximately $3.2 million compared to approximately $0.3 million and $1.3 million, respectively, for a total of approximately $1.6 million in the same period in 2010. Diluted common shares outstanding were 5,574,000 for the year ended December 31, 2011 compared to 1,238,000 for the prior year, with the increase in the number of shares due principally to the public offering completed on July 5, 2011.

Mr. Breese concluded, “I am pleased to be taking over as Chief Executive Officer following the significant positive momentum from 2011. We expect this momentum to continue into the first quarter of 2012. In 2012, we anticipate good growth in our Heavy Duty Diesel Systems business compared to 2011 as sales in the London LEZ conclude and as key retrofit programs are implemented in North America, particularly in California. We also expect to see more stable demand from our OEM customers for light duty vehicle catalysts. We realize the world continues to face economic uncertainty and risk, so a critical part of our planning process is to make sure we’re prepared for a potentially more challenging situation. In 2011, we strengthened our balance sheet through a successful completion of a public offering in early July and establishing a discretionary equity commitment from Lincoln Park Capital in October. As of today we have not needed to utilize this equity commitment, but it does provide us with the flexibility we may need to fund the growth of our business. Overall, we are encouraged by our performance in 2011 and look forward to delivering solid results in 2012.”

Conference Call and Webcast Information

Clean Diesel will host a conference call and simultaneous webcast over the Internet beginning at 12:00 p.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 (877) 303-9240 and use confirmation code 58405818. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on the Clean Diesel website at www.cdti.com under the “Investor Relations” section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the Clean Diesel website for 30 days.

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

About Clean Diesel Technologies, Inc.

Clean Diesel is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. Clean Diesel utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. Clean Diesel is headquartered in Ventura, California and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements Safe Harbor

Certain statements in this news release, such as statements regarding Clean Diesel’s estimated sales in the London LEZ and increased sales by its Heavy Duty Diesel Systems division, overall business growth and momentum, implementation of government mandated diesel retrofit programs and the stabilized demand from OEM customers for its catalyst products constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in Clean Diesel’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors that may cause the actual results, performance or achievements of Clean Diesel to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Clean Diesel assumes no obligation to update the forward-looking information contained in this release.

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Clean Diesel Technologies, Inc.

Summary Income Statements (unaudited)

($ millions)

	September 30,	September 30,	September 30,	September 30,
	3 Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues	$21.3	$11.8	$61.6	$48.1
Gross profit	5.9	2.7	17.6	12.0
Gross margin	27.6%	23.2%	28.5%	25.0%

Operating expenses:
Selling, general and administrative	3.7	3.4	16.7	11.8
Research and development	2.0	1.2	7.4	4.4
Recapitalization expense	—	1.8	—	3.2
Severance Expense	—	0.2	—	0.3
Gain on sale of intellectual property	—	—	—	(3.9)

Total operating expenses	$5.7	$6.6	$24.1	$15.8

Income (loss) from operations	$0.2	$(3.9)	$(6.5)	$(3.8)
Other expense	(0.5)	(2.6)	(0.4)	(5.5)

Loss from continuing operations before income tax	(0.3)	(6.5)	(6.9)	(9.3)
Income tax (benefit) expense from continuing operations	(0.7)	(0.5)	0.3	—

Net income (loss) from continuing operations	0.4	(6.0)	(7.2)	(9.3)
Discontinued operations	0.1	0.4	(0.1)	1.0

Net income (loss)	$0.5	$(5.6)	$(7.3)	$(8.3)

Basic and diluted EPS	$0.06	$(1.71)	$(1.31)	$(6.71)
Weighted shares outstanding (in thousands)	7,217	3,280	5,574	1,238

Clean Diesel Technologies, Inc.

Segment Information

($ millions)

	September 30,	September 30,	September 30,	September 30,
	3 Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue
Heavy Duty Diesel Systems	$17.3	$8.4	$47.4	$31.2
Catalyst	6.8	3.8	20.8	17.7
Eliminations	(2.8)	(0.4)	(6.6)	(0.8)

Total	$21.3	$11.8	$61.6	$48.1

Income (loss) from operations
Heavy Duty Diesel Systems	$0.3	$(0.4)	$1.4	$2.0
Catalyst	1.1	(1.0)	(1.0)	(2.6)
Corporate	(1.2)	(2.5)	(6.7)	(3.2)
Eliminations	—	—	(0.2)	—

Total	$0.2	$(3.9)	$(6.5)	$(3.8)

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	September 30,	September 30,
	As of December 31
	2011	2010
Total current assets	$27.1	$17.6
Total assets	$41.1	$32.7
Total current liabilities	$15.7	$14.8
Total long-term liabilities	$5.5	$2.6
Stockholders’ equity	$19.9	$15.4

Short-term debt	$4.5	$2.4
Long-term debt	$4.5	$1.5

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Contact Information:

Kristi Cushing, Investor Relations Manager

Tel: +1 (805) 639-9458

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com